INTEGRITY FUND of FUNDS, INC.

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on June 1, 2011 between Integrity Fund Services, LLC ("Fund Services") and Integrity Fund of Funds, Inc. (the "Fund").

In consideration of the action taken by the Board of Directors of the Fund at its May 6, 2011 meeting, the Administrative and Accounting Services Agreement between the Fund and Fund Services is hereby amended to replace the current fee schedule ("Schedule A") with the following revised fee schedule:

Accounting & Administrative Service Fee—Fund Size (Net Assets)			Percentage

$0	TO	$200,000,000	0.140%

200,000,001	TO	700,000,000	0.130%

700,000,001	TO	1,200,000,000	0.120%

1,200,000,001	and Larger		0.110%

Monthly Base Fee $2,000 per month

1 Additional Share Class Base Fee ($1,000/mo.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 1, 2011.

INTEGRITY FUND OF FUNDS, INC.

By: ________________________________
President

INTEGRITY FUND SERVICES, LLC

By: ________________________________
President